Exhibit 99.1

American Public Education Reports First Quarter 2020 Results

Highlights Expected Increases in New Student Enrollment and Strong Financial Position

CHARLES TOWN, W.Va., May 11, 2020 /PRNewswire/ -- American Public Education, Inc. (Nasdaq: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCN) – announced financial results for the three months ended March 31, 2020.

First Quarter Highlights:

  Consolidated revenue increased 1.6% year-over-year to $74.6 million.

  Net income was $2.4 million, or $0.16 per diluted share, compared to net income of $1.0 million, or $0.06 per diluted share, in the first quarter of 2019.

  Net course registrations at APUS increased by approximately 1% year-over-year.1

  APUS student enrollment increased 2% to 82,800 students, compared to the prior year.2,3

Additional Highlights:

  For second quarter 2020, at APUS, net course registrations by new students are expected to increase between 8% and 12% year-over-year.

  For the three months ended June 30, 2020 (Spring Term), new student enrollment at HCN increased 56% year-over-year - a spring-term record for new student enrollment - and total student enrollment increased 14% year-over-year.4

  American Public Education anticipates second quarter 2020 consolidated revenue to increase between 8% and 12%, compared to the prior year period. The Company expects diluted earnings per share to be between $0.20 and $0.25 in the second quarter of 2020.

  In response to COVID-19 pandemic, APEI has successfully implemented its business continuity plan, which includes moving nearly all employees to remote work and supporting learners so that they may continue with their studies at APUS and HCN without significant interruption.

"We are grateful that our operations have not suffered negative impacts from pandemic-related issues thus far, ensuring that our students' higher education journey can continue on schedule. I am incredibly inspired by our faculty and staff who have managed to move all operations – Hondros, APUS and APEI - to remote working. Certainly our primary concern has been and continues to be the health and safety of all employees and students." said Angela Selden, Chief Executive Officer of APEI.

"In these challenging times, we could not be more pleased with momentum across all of our business units. Our institutions of higher learning are well positioned financially and operationally to serve current and prospective students, as well as visiting students whose education may have been disrupted or those considering alternative options for the fall," Selden added. "Our unique capabilities, coupled with our affordability and culture of service, will enable us to fulfill our mission with distinction and carry us well into the future."

Financial Results:

Total consolidated revenue for the first quarter of 2020 increased by 1.6% to $74.6 million, compared to total revenue of $73.4 million in the first quarter of 2019. The increase was driven by a $1.4 million, or 2.1%, increase in APEI Segment revenue and a $0.2 million, or 2.7%, decrease in HCN Segment revenue.

Consolidated income from operations before interest income and income taxes in the first quarter of 2020 was $2.7 million, compared to consolidated income from operations before interest income and income taxes of $1.4 million in the first quarter of 2019. APEI Segment income from operations before interest income and income taxes decreased by $3.9 million, compared to the prior year period. APEI Segment income includes a $2.3 million increase in pretax advertising costs as compared to the prior year period and $0.9 million in pretax costs related to APEI's information technology transformation project. HCN Segment loss from operations before interest income and income taxes decreased to $0.9 million, compared to a loss of $6.1 million in the prior year period.

Net income for the three months ended March 31, 2020 was $2.4 million, or $0.16 per diluted share, compared to net income of $1.0 million, or $0.06 per diluted share, in the same period of 2019. The weighted average diluted shares outstanding for the first quarter of 2020 and 2019 were approximately 15.1 million and 16.7 million, respectively.

Adjusted net income for the first quarter of 2019 was $5.3 million, or $0.32 per diluted share. Adjusted net income for the first quarter of 2019 excludes a non-cash expense of $5.9 million associated with a reduction in the carrying value of goodwill for the Company's HCN Segment, as well as the applicable tax effect of the adjustments. For additional information regarding adjusted net income (a non-GAAP measure), please refer to "GAAP to Adjusted Net Income Reconciliation" in the financial tables that follow.

Total cash and cash equivalents as of March 31, 2020 were approximately $196.8 million, compared to $202.7 million as of December 31, 2019. Capital expenditures were approximately $1.9 million for the three months ended March 31, 2020, compared to $1.6 million in the prior year period. Depreciation and amortization expense was $3.3 million for the three months ended March 31, 2020, compared to $4.1 million in the prior year period.

Registrations and Enrollment:

American Public University System[1]
For the three months ended March 31,	2020	2019	% Change
Net Course Registrations by New Students	10,100	10,100	0%
Net Course Registrations	84,800	84,300	1%

As of March 31,
APUS Student Enrollment[2]	82,800[3]	81,200	2%

Hondros College of Nursing[4]
For the three months ended March 31,	2020	2019	% Change
New Student Enrollment	444	340	31%
Total Student Enrollment	1,570	1,730	-9%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS Student Enrollment represents the number of unique active students, including those who are currently on an approved leave of absence, who are currently in class or have completed a course within the past 12 months. Excludes students in doctoral programs.

3APUS Student Enrollment as of March 31, 2020, includes 1,900 students whose last 8-week course started January 7, 2019 and ended in early March 2019.
4HCN Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Second Quarter 2020 Outlook:

The following statements are based on APEI's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

American Public Education anticipates second quarter 2020 consolidated revenue to increase between 8% and 12%, compared to the prior year period. The Company expects diluted earnings per share to be between $0.20 and $0.25 in the second quarter of 2020.

American Public Education expects the following results from its subsidiaries in the second quarter of 2020:

  At APUS, net course registrations by new students are expected to increase between 8% and 12% year-over-year and net course registrations are expected to increase between 6% and 10% year-over-year.
  At HCN, new student enrollment increased approximately 56% and total student enrollment increased approximately 14% year-over-year for the three months ended June 30, 2020.

Non-GAAP Financial Measure ("Adjusted Net Income"):

This press release contains the non-GAAP financial measure of adjusted net income for the three months ended March 31, 2019. American Public Education believes that the use of adjusted net income is useful because it allows investors to better compare results to prior year periods.

This non-GAAP measure should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of adjusted net income is that it excludes expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

The Company is presenting adjusted net income in connection with its GAAP results and urges investors to review the reconciliation of adjusted net income to the comparable GAAP financial measures that is included in the tables following this press release (under the caption "GAAP to Adjusted Net Income Reconciliation") and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the Company's first quarter 2020 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education
American Public Education, Inc. (Nasdaq: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 80,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements
Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, earnings and expenses, plans with respect to recent, current and future initiatives, and future impacts of and the Company's response to the COVID-19 pandemic.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: the Company's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; impacts of the COVID-19 pandemic; the Company's ability to effectively market its institutions' programs; adverse effects of changes the Company makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; the Company's ability to maintain strong relationships with the military and maintain enrollments from military students; the Company's ability to comply with regulatory and accrediting agency requirements and to maintain institutional accreditation; the Company's reliance on Department of Defense tuition assistance, Title IV programs, and other sources of financial aid; the Company's dependence on its technology infrastructure; strong competition in the postsecondary education market and from non-traditional offerings; and the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the period ended March 31, 2020, and other filings with the SEC. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019

Revenues	$74,616	$73,441
Costs and expenses:
Instructional costs and services	29,230	27,915
Selling and promotional	18,186	15,047
General and administrative	21,003	19,065
Loss on disposals of long-lived assets	166	126
Impairment of Goodwill	—	5,855
Depreciation and amortization	3,338	4,051
Total costs and expenses	71,923	72,059

Income from operations before
interest income and income taxes	2,693	1,382
Interest income, net	702	1,053
Income before income taxes	3,395	2,435

Income tax expense	974	(63)
Equity investment loss	(1)	(1,487)
Net income	$2,420	$1,011

Net income per common share:
Basic	$0.16	$0.06
Diluted	$0.16	$0.06

Weighted average number of
common shares:
Basic	15,024	16,533
Diluted	15,116	16,662

	Three Months Ended
Segment Information:	March 31,
	2020	2019
Revenues:
American Public Education, Inc.	$67,094	$65,721
Hondros College of Nursing	$7,539	$7,747
Intersegment Elimination[1]	$(17)	$(27)
Income (loss) from operations before
interest income and income taxes:
American Public Education, Inc.	$3,577	$7,522
Hondros College of Nursing	$(885)	$(6,146)
Intersegment Elimination[1]	$1	$6

1.The APEI Segment charges the HCN Segment for the value of courses taken by HCN Segment employees at APUS. The intersegment elimination represents the elimination of this intersegment revenue in consolidation.

GAAP to Adjusted Net Income Reconciliation:
The following table sets forth the reconciliation of the Company's reported GAAP net income to the calculation of adjusted net income for the three months ended March 31, 2020 and 2019:

(In thousands, except per share data)

	Three Months Ended March 31,
	2020		2019
	$	Per Share	$	Per Share

Net income:	$2,420	$0.16	$1,011	$0.06
Add adjustments:
Impairment of goodwill	—	—	5,855	0.35
Tax effect of the non-GAAP adjustment	—	—	(1,615)	(0.10)
Adjusted net income:	$2,420	$0.16	$5,251	$0.32

Weighted average number of diluted
common shares outstanding:	15,116		16,662

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; Christopher L. Symanoskie, IRC, Vice President, Investor Relations, 703.334.3880